Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Pre-Effective Amendment to Registration Statement on Form N-1A of our report dated July 20, 2026, relating to the financial statement of The Alka Funds Trust comprising Alka Flagship ETF, as of June 15, 2026, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Philadelphia, Pennsylvania
July 20, 2026